Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Pennsylvania Real Estate Investment Trust:
We consent to the incorporation by reference in the registration statements (File No. 333-121962, File No. 333-110515, as amended, File No. 333-110926, File No. 333-109849, File No. 333-109848, File No. 333-97985, as amended, File No. 333-97679, File No. 333-97337, File No. 333-36626, File No. 333-74693, File No. 333-74695, File No. 333-74697, File No. 333-70157, as amended, File No. 333-48917, as amended, File No. 33-61115, as amended) on Form S-3 and (File No. 333-103116, File No. 333-97677, File No. 333-69877, File No. 33-59767, File No. 33-59771, File No. 33-59773) on Form S-8 of Pennsylvania Real Estate Investment Trust of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Pennsylvania Real Estate Investment Trust.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 28, 2007